Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Reports 2019 Fourth Quarter and Year End Financial Results

•Fourth quarter 2019 net income of $12.1 million, up from a loss of $7.3 million in prior year period
•Adjusted EBITDA of $4.0 million for the quarter, up from $(0.5) million in prior year period
•Backlog at $811.3 million, up 9.6% from beginning of 2019
•Cash flow from operations and free cash flow of $10.0 million and $6.1 million, respectively, for the year in 2019, compared to $(25.0) million and $(27.4) million, respectively, in prior year period
•Fiscal year 2020 consulting fee revenue projected between $330.0 million and $350.0 million
•Net income margin and adjusted EBITDA margin of 15.8% and 5.2%, respectively, for the fourth quarter 2019, with projected EBITDA margin projected to increase to 5.5%-7.0% for 2020

PHILADELPHIA, PA - March 16, 2020 - (GLOBE NEWSWIRE) - Hill International, Inc. (NYSE:HIL) ("Hill" or the "Company"), the global leader in managing construction risk, announced today its results for the quarter and fiscal year ended December 31, 2019. This release will be followed by a conference call on March 17, 2020 at 9:00 am EDT with Hill Chief Executive Officer Raouf Ghali and Senior Vice President and Chief Financial Officer Todd Weintraub.

Mr. Ghali commented, “The Company successfully returned to profitability, reduced its cost base and significantly increased its backlog during 2019. I expect continued positive results in 2020 as we convert the increased backlog into revenue and continue to manage our costs. I look forward to providing further details of our performance during our call."

Fourth Quarter Financial Results

Hill's consulting fee revenue ("CFR") was $76.8 million for the quarter ended December 31, 2019, compared to $75.5 million for the quarter ended December 31, 2018. Total revenue for the quarter ended December 31, 2019 was $83.8 million, compared to $100.7 million for the quarter ended December 31, 2018.

Net income attributable to Hill was $12.1 million, resulting in a margin of 15.8% as a percentage of CFR, for the quarter ended December 31, 2019, compared to a net loss from continuing operations attributable to Hill of $7.3 million, resulting in a margin of (9.7)% as a percentage of CFR, for the quarter ended December 31, 2018. The Company’s operating income for the quarter ended December 31, 2019 was $10.1 million, compared to an operating loss of $4.5 million during the same period in the prior year.

Mr. Weintraub added, “The Company continued its improved 2019 performance with a strong fourth quarter, supported by solid underlying results of operations bolstered by collection of a significant aged receivable from a Libya contract.”

Selling, general, and administrative ("SG&A") expenses were $23.1 million and $37.3 million in the quarters ended December 31, 2019 and 2018, respectively. SG&A was favorably impacted in 2019 by a net credit of $7.1 million related to collection of a fully reserved receivable from a Libya project. The fourth quarter of 2018 was negatively impacted by a bad debt provision of $3.1 million and costs related to the Company's Profit Improvement Plan ("PIP") of $2.8 million.

Adjusted EBITDA (as defined below), which excludes certain effects of the SG&A items specified above, improved to $4.0 million for the fourth quarter of 2019, compared to $(0.5) million for the fourth quarter of 2018 (see EBITDA and adjusted EBITDA table below). Hill's adjusted EBITDA margin, as a percentage of CFR, was 5.2% and (0.6)% for the quarters ended December 31, 2019 and 2018, respectively.

Year End Financial Results

CFR was $308.6 million for the year ended December 31, 2019, compared to $337.2 million for the year ended December 31, 2018. Total revenue for the year ended December 31, 2019 was $376.4 million, compared to $428.7 million for the year ended December 31, 2018.

Net income attributable to Hill for the year ended December 31, 2019 was $14.1 million, or $0.25 per diluted share, resulting in a margin of 4.6% of CFR, compared to a net loss from continuing operations attributable to Hill of $30.6 million, or $0.56 per diluted share, resulting in a margin of (9.1)% of CFR for the year ended December 31, 2018. Hill’s operating profit for the year ended December 31, 2019 was $18.3 million, compared to an operating loss of $21.0 million during the same period in the prior year.

SG&A expenses were $111.1 million and $154.2 million in the years ended December 31, 2019 and 2018, respectively. SG&A was favorably impacted in 2019 by a net credit of $7.1 million related to collection of a fully reserved receivable from a project in Libya. The year ended December 31, 2018 was negatively impacted by costs related to the Company's PIP of $19.8 million.

Adjusted EBITDA, which excludes the effects of the SG&A items specified above and other one-time costs, was $16.9 million for both years ended December 31, 2019 and 2018 (see EBITDA and adjusted EBITDA table below). The Company's adjusted EBITDA margin was 5.5% and 5.0% over CFR for the years ended December 31, 2019 and 2018, respectively.

Net cash provided by (used in) continuing operations was $10.0 million and $(25.0) million for the years ended December 31, 2019 and 2018, respectively. Free cash flow (as defined below) for the year ended December 31, 2019 was $6.1 million, which represents net cash provided by continuing operations, less $3.9 million in purchases of property and equipment during the year. Free cash flow for the year ended December 31, 2018 was $(27.4) million, which represents net cash used in continuing operations, less $2.3 million in purchases of property and equipment during the year.

Backlog

Backlog represents the Company's estimate of the amount of uncompleted projects under contract and awards in-hand that are expected to be recognized as CFR in future periods as a component of total revenue. Hill's backlog is based upon the binding nature of the underlying contract, commitment or letter of intent, and other factors, including the economic, financial and regulatory viability of the project and the likelihood of the contract being extended, renewed or canceled. Although backlog reflects business that the Company considers to be firm, cancellations or scope adjustments may occur. It is an important indicator of future performance and is used by the Company in planning Hill's operational needs. Backlog is not a measure defined in GAAP and the Company's methodology for determining backlog may not be comparable to the methodology used by other companies in determining their backlog.

Non-GAAP Measures

EBITDA

Earnings before interest, taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA from continuing operations are not measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). EBITDA, in addition to operating profit, net income, and other GAAP measures, is a useful indicator of Hill's financial and operating performance and its ability to generate cash flow from operations that are available for taxes and capital expenditures. The Company believes that EBITDA is useful to investors and other external users of Hill's financial statements in evaluating its operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Adjusted EBITDA is EBITDA, adjusted to exclude the impact of certain items, including non-recurring, one-time costs (as presented in the table below), unrealized foreign currency translation losses (benefit) and non-cash share-based compensation expense. Adjusted EBITDA margin is adjusted EBITDA as a percentage of the Company's CFR. The Company believes that the adjusted EBITDA margin is useful to investors and other external users of Hill's financial statements and that it is an indicator of the Company's efficiency and ability to convert CFR into cash flows from operations.

These non-GAAP measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. Investors should recognize that EBITDA, adjusted EBITDA and adjusted EBITDA margin may not be comparable to similarly titled measures of other companies.

The following table includes a reconciliation of EBITDA and adjusted EBITDA to the most directly comparable GAAP measure, in addition to adjusted EBITDA margin:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
(in thousands)
Income (loss) from continuing operations	12,115	(7,295)	14,254	(30,512)
Net (loss) income - noncontrolling interests	(6)	(10)	170	86
Net income (loss) attributable to Hill International, Inc.	$12,121	$(7,285)	$14,084	$(30,598)

Interest and related financing fees, net	1,387	1,455	5,795	5,310
Income tax (benefit) expense	(3,357)	1,311	(1,109)	4,239
Depreciation and amortization expense	1,389	1,997	3,824	5,430
EBITDA	$11,540	$(2,522)	$22,594	$(15,619)

Adjustments:
Profit Improvement Plan and other one-time costs	500	2,752	646	19,768
Loss on performance bond	—	—	—	7,938
Collection of Libya receivable, net (1)	(7,124)	—	(7,124)	(3,248)
Share-based compensation (2)	260	881	1,598	1,622
Unrealized foreign currency translation benefit	(1,172)	(1,581)	(814)	6,450
Adjusted EBITDA	$4,004	$(470)	$16,900	$16,911

Consulting fee revenue	$76,838	$75,450	$308,620	$337,244
Net income (loss) margin	15.8%	(9.7)%	4.6%	(9.1)%
Adjusted EBITDA margin	5.2%	(0.6)%	5.5%	5.0%
(1) The three and twelve months ended December 31, 2019 and 2018 includes amount collected, net of amounts paid to subcontractors and other fees.
(2) Share-based compensation excludes expense related to shares issued as part of the PIP during the year ended December 31, 2019 and were accrued by the Company in prior years.

Free Cash Flow

Free cash flow, a non-GAAP measure, includes net cash provided by (used in) continuing operations, less purchases of property and equipment. Free cash flow is a useful indicator that provides additional perspective on Hill's ability to generate cash that is available to the Company for taxes and other corporate purposes. Investors should recognize that free cash flow might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Conference Call

Mr. Ghali, and Mr. Weintraub will host a conference call on Tuesday, March 17, 2020, at 9:00 am Eastern Daylight Time to discuss the results.

Interested parties may participate in the call by dialing (877) 511-3236 (Domestic) or (786) 815-8670 (International) approximately 10 minutes before the call is scheduled to begin and asking to be connected to the Hill International Conference Call. To listen to the live call online, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com and click on “Financial Information,” and then “Conferences and Calls.” Please go to the website at least 15 minutes early to register, download, and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived on Hill’s website and accessible for approximately 90 days.

Filing of Form 10-K

The Company will file Hill's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 once the Company completes certain administrative and other procedures relating to the ongoing review of information for the Company's annual audit. The additional time needed arises from previously disclosed material weaknesses in internal controls over financial reporting. The Company intends to file Form 10-K as soon as practicable, but in any event, within the extended deadline (fifteen calendar days following March 16, the regular filing due date of the Form 10-K) provided under Rule 12b-25).

About Hill International

Hill International, with approximately 2,700 professionals in more than 60 offices worldwide, provides program management, project management, construction management, and other consulting services to clients in a variety of market sectors. Engineering News-Record magazine recently ranked Hill as the eighth-largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward Looking Statements

Certain statements contained herein may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. Except for historical information, the matters set forth herein including, but not limited to, any statements of belief or intent, any statements concerning our plans, strategies, and objectives for future operations are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties, including but not limited to the effects of any continued spread of the COVID-19 virus or effects of decreased oil and gas prices. Although we believe that the expectations, estimates, and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission, including that unfavorable global economic conditions may adversely impact our business, our backlog may not be fully realized as revenue, and our expenses may be higher than anticipated. We do not intend, and undertake no obligation, to update any forward-looking statement.

Hill International, Inc.
Elizabeth J. Zipf, LEED AP BD+C
Senior Vice President
Hill International, Inc.
One Commerce Square
2005 Market Street, 17th Floor
Philadelphia, PA 19103
Tel:  215-309-7707
elizabethzipf@hillintl.com

Hill International, Inc.
Todd Weintraub
Senior Vice President and Chief Financial Officer
(215) 309-7951
toddweintraub@hillintl.com

(HIL-G)